As filed with the Securities and Exchange Commission on March 11, 2010.
Registration No. 333-70431
333-74560
333-132979
333-163490

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2 TO Form S-8 Registration Statement No. 333-70431	POST EFFECTIVE AMENDMENT NO. 1 TO Form S-8 Registration Statement No. 333-74560

POST EFFECTIVE AMENDMENT NO. 1 TO Form S-8 Registration Statement No. 333-132979	POST EFFECTIVE AMENDMENT NO. 1 TO Form S-8 Registration Statement No. 333-163490
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POSTROCK ENERGY SERVICES CORPORATION
(formerly named Quest Resource Corporation)
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	90-0196936 (I.R.S. Employer Identification No.)

210 Park Avenue, Suite 2750 Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)

1999 Stock Option Plan
Quest Resource Corporation 401(k) Profit Sharing Plan
Quest Resource Corporation 2005 Omnibus Stock Award Plan
Non-Plan Inducement Stock Option Award

David C. Lawler
President and Chief Executive Officer
PostRock Energy Services Corporation
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(Name and address of agent for service)
(405) 600-7704
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF OFFERING
     This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by PostRock Energy Services Corporation (formerly named Quest Resource Corporation) (“QRCP”):
1.	Registration No. 333-70431 registering the offering of 1,600,000 shares of QRCP common stock under the 1999 Stock Option Plan;

2.	Registration No. 333-74560 registering the offering of 250,000 shares of QRCP common stock under the Quest Resource Corporation 401(k) Profit Sharing Plan;

3.	Registration No. 333-132979 registering the offering of 250,000 shares of QRCP common stock pursuant to outstanding stock options and an additional 1,774,000 shares of QRCP common stock under the Quest Resource Corporation 2005 Omnibus Stock Award Plan, and 300,000 shares of QRCP common stock issuable as employer contributions under the profit sharing feature of the Quest Resource Corporation 401(k) Profit Sharing Plan; and

4.	Registration No. 333-163490 registering the offering of 1,265,636 shares of QRCP common stock under the Quest Resource Corporation 2005 Omnibus Stock Award Plan, as amended, and 300,000 shares of QRCP common stock pursuant to a non-plan stock option agreement.
          On March 5, 2010, pursuant to that certain Agreement and Plan of Merger, dated as of July 2, 2009 and amended on October 2, 2009, by and among PostRock Energy Corporation (“PostRock”), QRCP, Quest Midstream Partners, L.P., Quest Energy Partners, L.P., Quest Midstream GP, LLC, Quest Energy GP, LLC, Quest Resource Acquisition Corp. (“QRCP Merger Sub”), Quest Energy Acquisition, LLC, Quest Midstream Holdings Corp. and Quest Midstream Acquisition, LLC, QRCP Merger Sub merged with and into QRCP, with QRCP surviving (the “QRCP Merger”). Pursuant to the QRCP Merger, each share of QRCP common stock was converted into the right to receive .0575 shares of PostRock common stock, ceased to be issued, was delisted from The Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended.
          Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering, the registrant is filing this Post-Effective Amendment to the Registration Statements solely to deregister any and all securities previously registered under the Registration Statements that remain unsold.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on March 11, 2010.

POSTROCK ENERGY SERVICES CORPORATION
By:	/s/ David C. Lawler
	Name:	David C. Lawler
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. Lawler David C. Lawler	President, Chief Executive Officer and Director (Principal Executive Officer)	March 11, 2010

/s/ Eddie M. LeBlanc, III Eddie M. LeBlanc, III	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 11, 2010